KIRKPATRICK & LOCKHART LLP
                               1800 M Street, NW
                            South Lobby, Suite 900
                             Washington, DC 20036


Stephanie A. Djinis
(202) 778-9252


                               November 22, 1995



Global Utility Fund, Inc.
One Seaport Plaza
New York, New York  10292

Dear Sir or Madam:

     Global Utility Fund, Inc. (the "Company") is a corporation organized under the laws of the State of Maryland. We understand that the Company is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares which it has registered under the Securities Act of 1933, as amended, and which were sold during the fiscal year ended September 30, 1995.

     We have, as counsel, participated in various corporate and other proceed-ings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, the minutes of meetings of the Board of Directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its corporate affairs. The Company is authorized to issue 2,000,000,000 shares of common stock, par value $0.001 per share. You have advised us that during its fiscal year ended September 30, 1995, the Company sold, in the aggregate, 1,953,923 shares, each at not less than the net asset value on the date issued, and all for an aggregate sales price of $26,212,634 and that during that year the Company redeemed 8,497,425 shares at an aggregate redemption price of $114,585,336.

     Based upon the foregoing, it is our opinion that the shares of the Company sold during the fiscal year ended September 30, 1995, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sales of shares of common stock.

     We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm as counsel to the Company in the Company's Statement of Additional Information incorporated by reference into the Prospectus of the Company, filed as part of the registration statement.

                              Sincerely,

                              KIRKPATRICK & LOCKHART LLP



                              By:  /s/ Stephanie A. Djinis
                                       Stephanie A. Djinis